As filed with the Securities and Exchange Commission on March 8, 2024

Registration No. 333-257264-01

Registration No. 333-264490-01

Registration No. 333-271005-01

Registration No. 333-271966-01

Registration No. 333-274952

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-257264-01)

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-264490-01)

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-271005-01)

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-271966-01)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-274952)

UNDER

THE SECURITIES ACT OF 1933

Ambrx Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-2892120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10975 North Torrey Pines Road

La Jolla, California 92037

(Address of Principal Executive Offices, Including Zip Code)

Ambrx Biopharma, Inc. Second Amended and Restated 2016 Equity Incentive Plan

Ambrx Biopharma, Inc. Amended and Restated 2021 Equity Incentive Plan

Ambrx Biopharma, Inc. Amended and Restated 2021 Employee Share Purchase Plan

Share Options Granted as Employment Inducement Awards Outside of a Plan

Shares Granted as Compensation in Lieu of Cash

(Full title of the plan)

Sonja Nelson

Chief Financial Officer

Ambrx Biopharma, Inc.

10975 North Torrey Pines Road

La Jolla, California 92037

(Name and address of agent for service)

Telephone: (858) 875-2400

(Telephone number, including area code, of Agent for Service)

Copies to:

Robert I. Townsend, III

Ting S. Chen

Jin-Kyu Baek

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Ambrx Biopharma, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-257264), originally filed with the U.S. Securities and Exchange Commission (the “SEC”) by Ambrx Biopharma Cayman, Inc. (formerly Ambrx Biopharma Inc.), a Cayman Islands exempted company (the “Predecessor Registrant”), on June 22, 2021, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-257264-01, filed with the SEC by the Company, as the successor registrant to the Predecessor Registrant, on October 12, 2023, registering (i) 4,499,549 shares of common stock, par value $0.0001 per share (“Shares”), of the Company, issuable in connection with the exercise of outstanding options granted under the Second Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”); (ii) 3,489,723 Shares, reserved for future issuance under the Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”); and (iii) 428,571 Shares, reserved for future grants under the Amended and Restated 2021 Employee Share Purchase Plan (the “2021 ESPP”).

•

Registration Statement on Form S-8 (File No. 333-264490), originally filed with the SEC on April 26, 2022 by the Predecessor Registrant, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-264490-01, filed with the SEC by the Company, as the successor registrant to the Predecessor Registrant, on October 12, 2023, registering (i) an additional 1,929,432 Shares issuable in connection with the 2021 Plan and (ii) an additional 385,886 Shares issuable in connection with the 2021 ESPP.

•

Registration Statement on Form S-8 (File No. 333-271005), originally filed with the SEC on March 30, 2023 by the Predecessor Registrant, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-271005-01, filed with the SEC by the Company, as the successor registrant to the Predecessor Registrant, on October 12, 2023, registering (i) an additional 1,931,823 Shares issuable in connection with the 2021 Plan and (ii) an additional 386,364 Shares issuable in connection with the 2021 ESPP.

•

Registration Statement on Form S-8 (File No. 333-271966), originally filed with the SEC on May 16, 2023 by the Predecessor Registrant, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-271966-01, filed with the SEC by the Company, as the successor registrant to the Predecessor Registrant, on October 12, 2023, registering (i) 742,857 Shares issuable in connection with the grant of share options to purchase 742,857 Shares as employment inducement awards outside of a plan, and (ii) 15,000 Shares issuable in connection with the election by Daniel J. O’Connor, President and Chief Executive Officer of the Company, to receive, in lieu of cash, a designated percentage of his salary in the form of Shares.

•

Registration Statement on Form S-8 (File No. 333-274952), originally filed with the SEC on October 12, 2023 by the Company, registering an additional 371,428 Shares issuable in connection with the grant of share options to purchase 371,428 Shares, which are of the same class of securities and relate to the same employment inducement awards outside of a plan for which Registration Statement on Form S-8 (File No. 333-271966) was originally filed by the Predecessor Registrant with the SEC on May 16, 2023 and subsequently amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-271966-01, filed with the SEC by the Company, as the successor registrant to the Predecessor Registrant.

These Post-Effective Amendments are being filed in connection with the closing on March 7, 2024 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 5, 2024 (the “Merger Agreement”), by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Charm Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On March 7, 2024, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on March 8, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.

AMBRX BIOPHARMA, INC.

By:	/s/ Sonja Nelson
Name:	Sonja Nelson
Title:	Chief Financial Officer